Sticker dated October 29, 2008 to Prospectus dated October 27, 2008

The prospectus for Atlas Resources Public #18-2008 Program consists of this sticker, the prospectus dated October 27, 2008 and Supplement No. 1 dated October 29, 2008. The supplement updates the status of the Program’s drilling permits for the Marcellus Shale formation in western Pennsylvania and revises a risk factor heading regarding the New Albany secondary area.

This sticker forms a part of, and must be accompanied or preceded by, the prospectus.

Atlas Resources Public #18-2008 Program

Supplement No. 1
to the
Prospectus dated October 27, 2008

October 29, 2008

Summary
Atlas Resources Public #18-2008 Program is providing you with this supplement to update the prospectus as of the date of this supplement. This supplement forms a part of, and must be accompanied or preceded by, the prospectus. You should carefully review the prospectus and this supplement before subscribing for units.

Permits have been obtained for 18 of the 28 wells currently proposed to be drilled in the Marcellus Shale primary area, which are disclosed in Appendix A - Information Regarding Currently Proposed Prospects for Atlas Resources Public #18-2008(A) L.P. in the prospectus. With respect to the other 10 wells that are proposed, permits for seven of the wells are currently in the application process and three wells are staked - in process, which is required before filing the drilling application. It has been the managing general partner’s recent experience that once an application is filed, it takes approximately 45 days to receive the permit. More importantly, drilling permits have been obtained for 32 additional wells in the Marcellus Shale area from which the managing general partner can choose well locations for the partnerships.

The following risk factor heading in “Risk Factors - Risks Related To The Partnerships’ Oil and Gas Operations” on page 13 of the prospectus:

“- The Managing General Partner Has Limited Experience in Drilling Horizontal Wells in North Central Tennessee, and Horizontal Wells are More Expensive and Difficult to Drill and Complete Than Vertical Wells.”

is being revised to read as follows:

“- The Managing General Partner Has Limited Experience in Drilling Horizontal Wells in North Central Tennessee and the New Albany Secondary Area in Indiana, and Horizontal Wells are More Expensive and Difficult to Drill and Complete Than Vertical Wells.”